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[BANPONCE LOGO]                               BANPONCE CORPORATION
                                              PO Box 362708
                                              San Juan, Puerto Rico 00936-2708
For additional information contact:           Telephone (809) 765-9800
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685

July 9, 1996                                                    News Release



            BANPONCE CORPORATION AND SUBSIDIARIES (THE CORPORATION) EARNINGS FOR THE QUARTER AND SIX-MONTH PERIOD ENDED JUNE 30, 1996



The Corporation's net income for the second quarter of 1996 was $46.1 million, compared with $34.1 million reported for the same quarter of 1995, an increase of $12 million or 35.2%. Earnings per common share (EPS) for the quarter, after adjusting for the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1996, were $0.67, based on 66,001,180 average shares outstanding, compared with $0.49, based on 65,787,936 average shares outstanding for the quarter ended June 30, 1995. Net earnings for the first quarter of 1996 were $45.1 million, or $0.65 per common share, based on 65,949,872 average shares outstanding.

Return on assets (ROA) and return on common equity (ROE) for the second quarter of 1996 were 1.16% and 16.57%, respectively. For the same period of 1995, the Corporation reported ROA and ROE of 1.00% and 13.47%, respectively. For the first quarter of 1996 these ratios were 1.17% and 16.39%.

For the first six months of 1996, the Corporation's net earnings reached $91.2 million, compared with $67.8 million for the same period in 1995. EPS for the first six months of 1996 were $1.32, compared with $0.97 for the same period of 1995. ROA and ROE for the first six months of 1996 were 1.16% and 16.48%, respectively. For the same period of 1995 these ratios were 1.03% and 13.71%.

On April 26, 1996, the Board of Directors authorized a two-for-one common stock split effected in the form of a dividend, bringing total outstanding shares to 66,001,180. The new shares were distributed on July 1, 1996, to shareholders of record as of June 14, 1996. As mentioned above, all per share data included herein has been adjusted to reflect the stock split. In conjunction with the split, the Corporation's Board of Directors also approved an increase in the quarterly cash dividend for the third quarter of 1996, to $0.18 per common share. This represents an increase of 20 percent over the $0.15 per share paid in previous quarters.

Of the $12 million increase in net income over the same quarter last year, $4.6 million were attained at Banco Popular, the Corporation's largest subsidiary, and $3.2 million at the holding company. The U.S. subsidiaries of the Corporation contributed $2.5 million to the increase, while the other subsidiaries of the group contributed the remaining $1.7 million of the increase in net income.

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2-BANPONCE CORPORATION 1996 SECOND QUARTER RESULTS

The Corporation's results of operations for the quarter ended June 30, 1996, reflected an increase of $26.1 million in net interest income and an increase of $8.9 million in other revenues when compared with the same quarter of 1995. These improvements were partially offset by a rise of $9 million in the provision for loan losses, $7.1 million in operating expenses and $6.9 million in income taxes.

The rise in net interest income for the quarter resulted mainly from an increase of $2.2 billion in the average volume of earning assets, principally in investment, money market and trading securities. Average loans also increased, particularly in the commercial and mortgage portfolios. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest yield for the quarter ended June 30, 1996, was 4.52%, compared with 4.47% for the second quarter of 1995. For the first quarter of 1996 the net interest yield was 4.48%. For the first six months of 1996 the net interest yield was 4.50%, compared with 4.53% for the same period of 1995.

The increase in the provision for loan losses is the result of a rise in the Corporation's loan portfolio and an increase in net charge offs. Net charge offs for the quarter ended June 30, 1996, were $18.1 million or 0.80% of average loans compared with $11.4 million or 0.56% for the second quarter of 1995, and $14.9 million or 0.68% for the first quarter of 1996. As a percentage of average loans, net charge offs were 0.74% and 0.49% for the six-month period ended on June 30, 1996 and 1995, respectively. Non-performing assets were $152 million or 1.64% of ending loans at June 30, 1996, compared with $148 million or 1.81%, at the end of the second quarter of 1995 and $151 million, or 1.70%, at March 31, 1996.

Other operating income increased $5.1 million, while other service fees and service charges on deposit accounts rose $3.8 million and $1.8 million, respectively. The increase in other operating income was mainly due to higher gains on sale of mortgage loans realized by Equity One, combined with an increase in daily rental income and higher gains realized on the sale of daily rental units by the Corporation's leasing subsidiaries. Also contributing to the growth in this revenue category were higher gains on sale of mortgage loans realized by Puerto Rico Home Mortgage and higher income from investment banking services provided by BP Capital Markets. These two subsidiaries were acquired during the second quarter of 1995.

Banco Popular accounted for most of the $3.8 million increase in other service fees. The items that contributed the most to this increase were credit and debit card fees, fees related to the sale and administration of investment products, fees related to transactions at point-of-sale (POS) terminals, which continue its growing pace, and credit life insurance fees. Service charges on deposit accounts increased $1.7 million at Banco Popular mainly due to a higher activity on commercial accounts, higher volume of deposits and a higher volume of charges related to returned items.


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3-BANPONCE CORPORATION 1996 SECOND QUARTER RESULTS

The Corporation experienced losses of $1.4 million in its trading portfolio, most of which were recorded at Puerto Rico Home Mortgage on its mortgage-backed securities.

Personnel costs increased $3.1 million as compared with the second quarter of 1995. Most of the increase was reflected in salaries and benefit expenses due mainly to annual merit increases, business expansion and increased medical plan costs. Other operating expenses increased $4 million, mostly in equipment expenses, professional fees and business promotion. These increases were mostly attributed to the growth in the Corporation's business activity, including the costs related to the expansion of the electronic payment system, the growth in the network of POS terminals and the development and promotion of new products and services. Partially offsetting these increases was a reduction in the FDIC assessment of $5 million, caused by a decrease in the assessment rate during the third quarter of 1995, when the Bank Insurance Fund (BIF) reached its statutory level.

The Corporation's total assets at June 30, 1996, amounted to $16.4 billion, compared with $14.6 billion at June 30, 1995. Banco Popular accounted for $1.1 billion of that growth, while BP Capital and Equity One increased $352 million and $216 million, respectively. Total assets at March 31, 1996, were $15.8 billion. At June 30, 1996, total loans amounted to $9.3 billion, compared with $8.2 billion a year ago and $8.9 billion at March 31, 1996. Commercial loans reflected the major growth, particularly at Banco Popular.

The allowance for loan losses amounted to $178.3 million as of June 30, 1996, or 1.92% of loans, compared with $158.7 million or 1.94% at the same date in 1995. At March 31, 1996, the allowance for loan losses totaled $174.7 million or 1.97% of loans. The allowance as a percentage of nonperforming assets was 117.3% at June 30, 1996, compared with 107.1% at the end of the second quarter of 1995 and 116.0% at March 31, 1996.

Total deposits were $10.6 billion at June 30, 1996, compared with $9.6 billion at June 30, 1995, and $10.2 billion at the end of the first quarter of 1996. Most of the increase took place at Banco Popular, where total deposits increased $963 million.

At June 30, 1996, stockholders equity totaled $1.19 billion, compared with $1.07 billion at the same date last year. Stockholders' equity was $1.16 billion at March 31, 1996.

The market value of the Corporation's common stock at June 30, 1996, was $22.50 per share, compared with $17.75 at June 30, 1995, and $23.13 at March 31, 1996. The Corporation's market capitalization at June 30, 1996, was $1.5 billion, compared with $1.2 billion at June 30, 1995, and $1.5 billion at March 31, 1996. At June 30, 1996, the Corporation's common stock had a book value per share of $16.47.


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4-BANPONCE CORPORATION 1996 SECOND QUARTER RESULTS

The market value of the Corporation's preferred stock at June 30, 1996, was $26.50 per share compared with $27.00 at June 30, 1995, and $27.25 at March 31, 1996.

Continuing with the Corporation's strategic expansion plans, on April 26, 1996, the Corporation announced the signing of a purchase agreement to acquire all of the common stock of Comban Corp. Comban Corp is the bank holding company of Commerce National Bank based in City of Commerce, California. Commerce National Bank, with assets of approximately $71 million and deposits of $64 million at May 31, 1996, operates three branches in California located in City of Commerce, Montebello and Downey. This transaction is now waiting the approval of the regulatory agencies. In addition, during this quarter Pioneer Bank, a commercial bank operating in Chicago, opened its fifth full service branch. The new branch is located in Humboldt Park.

As this is being written, the U.S. Congress is debating an increase to the minimum wage. Tied to this legislation is a provision that will affect the future of Section 936 of the U.S. Internal Revenue Code. The bill approved by the U.S. House of Representatives would repeal the Qualified Possession Source Investment Income ("QPSII") retroactively to January 1, 1996. The U.S. Senate version contemplates the repeal of QPSII effective July 1, 1996. Under both versions the tax credit available to companies operating under this section on the island would be phased-out gradually. If finally enacted into law, the repeal of QPSII would result in an increase in the Corporation's cost of funds, since these funds would be replaced by conventional funds. At June 30, 1996, the Corporation had $2.9 billion in 936 funds representing 19.15% of its liabilities.


                                     * * *

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BANPONCE CORPORATION
Financial Summary
(In thousands, except per share data)


                                                                                                    For the six months ended
                                                       1996              1995       Second                  June 30
                                                --------------------     ----       Quarter     --------------------------------
                                                                                   1996-1995
                                                Second        First     Second      Percent                              Percent
                                                Quarter     Quarter     Quarter    Variance      1996          1995     Variance
                                                -------     -------     -------    --------      ----          ----     --------
Summary of Operations

Interest income                                 $309,975    $302,927    $268,818       15.31%   $612,902      $519,037    18.08%
Interest expense                                 141,767     140,467     126,698       11.89     282,234       239,389    17.90
                                                --------    --------    --------       -----    --------      --------    -----

Net interest income                              168,208     162,460     142,120       18.36     330,668       279,648    18.24
Provision for loan losses                         21,672      21,273      12,646       71.37      42,945        24,344    76.41
                                                --------    --------    --------       -----    --------      --------    -----

Net interest income after provision
 for loan losses                                 146,536     141,187     129,474       13.18     287,723       255,304    12.70

Other operting income                             50,720      50,325      39,956       26.94     101,045        77,513    30.36
Gain (loss) on sale of securities                    (20)        729          66                     709           112
Trading account profit (loss)                     (1,383)        938         350                    (445)          300
                                                --------    --------    --------       -----    --------      --------    -----

Total other income                                49,317      51,992      40,372       22.16     101,309        77,925    30.01

Salaries and benefits                             61,766      61,733      57,803        6.86     123,499       114,894     7.49
Profit  sharing                                    5,685       6,070       6,506      (12.62)     11,755         9,833    19.55
Other operating expenses                          64,395      62,896      60,413        6.59     127,291       118,313     7.59
                                                --------    --------    --------       -----    --------      --------    -----

Total operating expenses                         131,846     130,699     124,722        5.71     262,545       243,040     8.03
                                                --------    --------    --------       -----    --------      --------    -----

Income before income tax                          64,007      62,480      45,124       41.85     126,487        90,189    40.25
Income tax                                        17,952      17,338      11,063       62.27      35,290        22,387    57.64
                                                --------    --------    --------       -----    --------      --------    -----

Net income                                      $ 46,055    $ 45,142    $ 34,061       35.21    $ 91,197      $ 67,802    34.50
                                                ========    ========    ========       =====    ========      ========    =====

Net income applicable to common stock           $ 43,968    $ 43,055    $ 31,973       37.52    $ 87,022      $ 63,627    36.77
                                                ========    ========    ========       =====    ========      ========    =====

Earnings per common share:
 Net Income*                                    $   0.67    $   0.65    $   0.49       37.07    $   1.32      $   0.97    36.32
                                                --------    --------    --------       -----    --------      --------    -----



Average common shares outstanding*            66,001,180  65,949,872  65,787,936              65,975,526    65,760,742
Common shares outstanding at end of period*   66,001,180  65,949,872  65,787,936              66,001,180    65,787,936

*Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1996.
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BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands)




                                                                                      Second         FOR THE SIX MONTHS ENDED
                                                       1996                 1995      Quarter                 JUNE 30,
                                           ----------------------------------------  1996-1995  ------------------------------------
                                              SECOND         First         Second     Percent                               Percent
                                             QUARTER        Quarter        Quarter    Variance      1996          1995      Variance
                                           ---------------------------------------- ----------- ------------------------------------
SELECTED AVERAGE BALANCES
Total assets                               $15,988,100    $15,556,830   $13,616,347    17.42    $15,772,465   $13,276,966    18.80
Loans                                        9,033,179      8,748,657     8,089,952    11.66      8,890,918     7,977,472    11.45
Earning assets                              15,020,118     14,630,906    12,814,604    17.21     14,825,512    12,443,354    19.14
Interest-bearing liabilities                12,464,297     12,209,571    10,552,081    18.12     12,336,934    10,213,462    20.79
Stockholders' equity                         1,167,856      1,156,888     1,052,106    11.00      1,162,372     1,036,237    12.17

PERFORMANCE RATIOS
Net interest yield*                               4.52%          4.48%         4.47%                   4.50%         4.53%
Return on assets                                  1.16           1.17          1.00                    1.16          1.03
Return on common equity                          16.57          16.39         13.47                   16.48         13.71


CREDIT QUALITY DATA
Nonperforming assets                       $   152,079    $   150,621   $   148,223     2.60    $   152,079   $   148,223     2.60
Net loans charged-off                           18,066         14,942        11,379    58.77         33,008        19,408    70.07
Allowance for loan losses                      178,330        174,724       158,734    12.35        178,330       158,734    12.35
Nonperforming assets to total assets              0.92%          0.95%         1.02%                   0.92%         1.02%
Allowance for losses to loans                     1.92           1.97          1.94                    1.92          1.94


SELECTED FINANCIAL DATA AT PERIOD-END
Total assets                               $16,442,137    $15,805,083                           $16,442,137   $14,573,302    12.82
Loans................................        9,279,333      8,850,078                             9,279,333     8,200,328    13.16
Earning assets.......................       15,334,290     14,801,284                            15,334,290    13,601,079    12.74
Interest-bearing liabilities.........       12,833,828     12,434,422                            12,833,828    11,430,070    12.28
Stockholders' equity.................        1,187,138      1,159,570                             1,187,138     1,073,170    10.62


*Not on a taxable equivalent basis


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